Exhibit 99.9

Town Hall talking points

•	As many if not all of you may have noticed, today we announced that we have entered into an acquisition agreement with Merck

•	Today’s news is an outstanding reason to celebrate

•	This engagement with a preeminent, global pharma company is a great success for the team and a testament to everyone’s exceptional work and the drug programs you’ve helped to create

•	Pandion is an attractive company for all the reasons you know, namely our...

•	People

•	Culture

•	Quality of our work

•	Science

•	Innovation

•	Great clinical data

•	Merck has the expertise and resources available to fully realize the value of our programs

•	Global clinical development

•	Infrastructure to support large indications

•	Salesforce around the world

•	Financial resources

•	Building out protein development capabilities

•	In summary, Merck can develop our programs all the way to patients across many indications, and the Board believed this would maximize the potential for our programs and the TALON platform

•	Specifically, PT101 is poised to enter patient clinical trials and there are many autoimmune diseases outside of UC and SLE for which Merck can rapidly expand the clinical development of PT101

•	Many of the details of the transaction are still being worked out with Merck, but we are committed to being open and transparent throughout the process

•	This includes topics like what happens to Pandion and our team

•	We have been assured that Merck will use its resources available to make any transition go as smoothly as it can

•	Your managers will be scheduling small group meetings and 1x1s

•	Questions should go to Tony or other members of the senior management team

•	We will be partnering with Merck in the next couple of weeks to get to know them as a company

•	We acknowledge there are lots of unanswered questions for all of us, but we want to be as transparent as possible and will communicate with you frequently

•	For now, it is business as usual and we should continue to drive our programs forward without hesitation or delay

•	For the next several days, we are in a very restricted period in terms of our communications

•	You should not have any written conversations about this transaction unless directed by a member of senior management

•	Includes: emails, social media, chats on Teams

•	If any questions come to you from external parties regarding the transaction, do not respond and please forward them to Vikas or Michelle

•	Thank you for everything you have done to bring Pandion to this place. It is a testament to everyone’s exceptional work and the drug programs you’ve helped to create for patients.

•	REVIEW FAQ [filed as Ex. 99.10]